EXHIBIT 3.3

     CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION CONCERNING
                   NAME CHANGE TO ALTERNET SYSTEMS INC.


1.  Name of corporation: SchoolWeb Systems Inc.

2. The Articles have been amended as follows (provide article numbers, if available):

Article 1: Change name to:

                          ALTERNET SYSTEMS, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is: simple majority.

4.  Officer Signature (Required):

/s/Michael Dearden                                /s/Griffin Jones"

Michael Dearden                                   Griffin Jones

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition of the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT 1999.01
Revised on: 07/21/01